                                                                 EXHIBIT 4.2b

                          MORTGAGE, SECURITY AGREEMENT,
                           FIXTURE FINANCING STATEMENT
                         ASSIGNMENT OF LEASES AND RENTS

                                      BY

                                   HEI, INC.

                                 AS MORTGAGOR,

                                       TO

                   NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

                                  AS MORTGAGEE,

                                   TO SECURE
                            $1,482,053 LETTER OF CREDIT

                              Dated: April 1, 1996


Tax statements for the real                    The instrument was drafted by:
property described in this
instrument should be sent                      WINTHROP & WEINSTINE, P.A.
to:                                            3200 Minnesota World Trade Center
                                               30 East Seventh Street
                                               Saint Paul, Minnesota 55101

HEI, Inc.
1495 Steiger Lake Lane                         THE MAXIMUM PRINCIPAL
P.O. Box 5000                                  AMOUNTS OF THE OBLIGATIONS
Victoria, Minnesota 55386                      SECURED BY THIS MORTGAGE
                                               IS $1,482,053.

                          MORTGAGE, SECURITY AGREEMENT,
                         FIXTURE FINANCING STATEMENT AND
                         ASSIGNMENT OF LEASES AND RENTS


THIS MORTGAGE, SECURITY AGREEMENT, FIXTURE FINANCING STATEMENT AND ASSIGNMENT OF LEASES AND RENTS (the "Mortgage"), is made as of the 1st day of April, 1996, by HEI, INC., a Minnesota corporation (the "Mortgagor"), in favor of NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association (the "Mortgagee").

                              W I T N E S S E T H:

WHEREAS, the City of Victoria, Minnesota (the "Issuer") will issue those certain Variable Rate Demand Industrial Development Revenue Bonds, Series 1996B (HEI, Inc., Project) (the "Bonds"), pursuant to that certain Indenture of Trust of even date herewith (the "Indenture"), by and between the Issuer and First Trust National Association, as trustee (the "Trustee"); and

WHEREAS, the Issuer will loan the proceeds of the Bonds to the Mortgagor pursuant to that certain Loan Agreement of even date herewith by and between the Issuer and the Mortgagor (the "Loan Agreement"), for the purpose of funding the loan to be made by the Issuer to the Mortgagor to finance the construction and installation of the project described therein (the "Project"); and

WHEREAS, in order to provide credit and liquidity enhancement with respect to the Bonds, the Mortgagor has requested that the Mortgagee issue its Irrevocable Letter of Credit No. S404272 for the Mortgagor's account in the amount of $1,482,053 for the benefit of the trustee under the terms of the indenture (the "Credit"), which shall expire no later than April 1, 2011; and

WHEREAS, as a condition to the issuance of the Credit, the Mortgagee has required that the Mortgagor execute that certain Reimbursement Agreement of even date herewith for the benefit of the Mortgagee (the "Reimbursement Agreement"), which requires, among other things, that the Mortgagor reimburse the Mortgagee for any and all draws made under the Credit; and

WHEREAS, the Mortgagee is required as an express condition to issuing the Credit pursuant to the Reimbursement Agreement that the Mortgagor secure the obligations of the Mortgagor under the Reimbursement Agreement by this Mortgage.

NOW THEREFORE, THIS MORTGAGE FURTHER WITNESSETH, that in consideration of the Mortgagee issuing the Credit on behalf of the Mortgagor pursuant to the Reimbursement Agreement in the original face amount of One Million Four Hundred Eighty-Two Thousand Fifty-Three and 00/100 Dollars ($1,482,053.00) (the "Mortgage Amount") and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure, and as security for, the payment of principal and interest and other premiums, penalties and charges on the Reimbursement Agreement and the performance and observance by the

Mortgagor of all of the covenants, agreements, representations, warranties and conditions contained herein, the Mortgagor does hereby grant, bargain, sell, convey, assign, transfer, pledge, set over and confirm unto the Mortgagee, its successors and assigns, forever, and does hereby grant a mortgage lien and security interest to the Mortgagee, its successors and assigns, forever, in and to the tract of land legally described in EXHIBIT A attached hereto and made a part hereof (hereinafter referred to as the "Land");

Together with (a) all of the buildings, structures and other improvements now standing or at any time hereafter constructed or placed upon the Land; (b) all heating, plumbing and lighting apparatus, elevators and motors, engines and machinery, electrical equipment, incinerator apparatus, air-conditioning apparatus, water and gas apparatus, pipes, water heaters, refrigerating plant and refrigerators, water softeners, carpets, carpeting, storm windows and doors, window screens, screen doors, storm sash, window shades or blinds, awnings, locks, fences, trees, shrubs, and all other furniture, fixtures, machinery, equipment, appliances and personal property of every kind and nature whatsoever now or hereafter owned by the Mortgagor and attached or affixed to the Land and any improvements located thereon, including all extensions, additions, improvements, betterments, renewals and replacements of any of the foregoing; (c) all hereditaments, easements, rights, privileges and appurtenances now or hereafter belonging, attached or in any way pertaining to the Land or to any building, structure or improvement now or hereafter located thereon; (d) the immediate and continuing right to receive and collect all rents, income, issues and profits now due and which may hereafter become due under or by virtue of any lease or agreement (oral or written) for the leasing, subleasing, use or occupancy of all or part of the Land now, heretofore or hereafter made or agreed to by the Mortgagor; (e) all of the leases and agreements described in (d) above, together with all guarantees therefor and any renewals or extensions thereof; and (f) all insurance and other proceeds of, and all condemnation awards with respect to, the foregoing (all of the foregoing is hereinafter collectively referred to as the "Mortgaged Property").

The filing of this Mortgage shall constitute a fixture filing in the office where it is filed and a carbon, photographic or other reproduction of this document may also be filed as a financing statement:

Name and Address of           HEI, Inc.
Debtor and Record             1495 Steiger Lake Lane
Owner of Real Estate:         P. O. Box 5000
                              Victoria, Minnesota 55386
                              Federal Tax Identification Number: 41-0944876

Name and Address of           Norwest Bank Minnesota, National Association
Secured Party:                     Wayzata Office
                                        900 East Wayzata Boulevard
                              Wayzata, Minnesota 55391-2410

Description of the Types           See above
(or items) of property
covered by this
financing statement:

Description of real estate         See EXHIBIT A attached
to which all or a part             hereto.
of the collateral is
attached or upon which
it is located:

Some of the above described collateral is or is to become fixtures upon or minerals and mineral rights located upon the real estate described on EXHIBIT A, and this financing statement is to be filed for record in the public real estate records.

AND THE MORTGAGOR, for itself, its successors and assigns, does covenant with the Mortgagee, its successors and assigns, that it is lawfully seized of the Mortgaged Property and has good right to sell and convey the same; that the Mortgaged Property is free from all encumbrances except as may be further stated in this Mortgage; that the Mortgagee, its successors and assigns, shall quietly enjoy and possess the Mortgaged Property; and that the Mortgagor will WARRANT AND DEFEND the title to the same against all lawful claims not specifically excepted in this Mortgage.

PROVIDED, NEVERTHELESS, that if the Mortgagor shall pay any and all amounts advanced under the Reimbursement Agreement with respect to the Credit, plus interest at the rate set forth in the Reimbursement Agreement, as the same changes from time to time and is adjusted in the manner set forth in the Reimbursement Agreement, on the unpaid principal balance, as computed in accordance with the terms and conditions of the Reimbursement Agreement, and any other sums due and owing under the Reimbursement Agreement and shall also pay or cause to be paid all other sums, with interest thereon, as may be advanced by the Mortgagee in accordance with this Mortgage to protect the lien of this Mortgage, and shall also keep and perform all and singular the covenants herein, required on the part of the Mortgagor to be kept and performed (the obligations of the Mortgagor under the Reimbursement Agreement, including any and all renewals, amendments, extensions and modifications thereof, and all such sums, together with interest thereon, and such covenants herein collectively referred to as the "Indebtedness Secured Hereby"), and provided the Credit shall either expire or be returned to the Mortgagee without a draw being made thereunder, then this Mortgage shall be null and void, in which event the Mortgagee will execute and deliver to the Mortgagor in form suitable for recording a full satisfaction of this Mortgage; otherwise this Mortgage shall remain in full force and effect.

                                   ARTICLE I.

                    GENERAL COVENANTS, AGREEMENTS, WARRANTIES

SECTION I.1. PAYMENT OF INDEBTEDNESS; OBSERVANCE OF COVENANTS. The Mortgagor shall duly and punctually pay each and every payment of principal, interest and all prepayment premiums and late charges, if any, required by the Reimbursement Agreement due to amounts advanced under the Credit, and all other Indebtedness Secured Hereby, as and when the same shall become due, and shall duly and punctually perform and observe all of the covenants, agreements and provisions contained herein, in the Reimbursement Agreement or in any other instrument given as security for the payment of the Reimbursement Agreement.

SECTION I.2. MAINTENANCE; REPAIRS. Subject to the provisions of Section 2.3 hereof, the Mortgagor shall keep and maintain the Mortgaged Property in good condition, repair and operating condition free from any waste or misuse, and will comply with all material requirements of law, municipal ordinances and regulations, restrictions and covenants affecting the Mortgaged Property and its use, and will promptly repair or restore any building, improvements or structures now or hereafter located on the Land which may become damaged or destroyed to their condition prior to any such damage or destruction. The Mortgagor shall not acquiesce in any material rezoning classification, modification or restriction affecting the Land, without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld. The Mortgagor shall not vacate or abandon the Mortgaged Property.

SECTION I.3. PAYMENT OF UTILITY CHARGES, TAXES AND ASSESSMENTS. The Mortgagor shall, before any penalty attaches thereto, pay or cause to be paid all charges made for electricity, gas, heat, water, sewer and other utilities furnished or used in connection with the Mortgaged Property, and all taxes, assessments and levies of every nature heretofore or hereafter assessed against the Mortgaged Property and upon demand will furnish the Mortgagee receipted bills evidencing such payment.

Nothing in this Section 1.3 shall require the payment or discharge of any obligations imposed upon the Mortgagor by this Section so long as the Mortgagor shall diligently and in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceeding which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy the same; provided, however, that during such contest the Mortgagor shall, at the reasonable request of the Mortgagee, provide security satisfactory to the Mortgagee, assuring the discharge of the Mortgagor's obligation under this Section and of any additional charge, penalty or expense arising from or incurred as a result of such contest; and provided further, however, that if at any time payment of any obligation imposed upon the Mortgagor by this Section shall become necessary to prevent the delivery of a tax deed conveying the Land or any portion thereof because of nonpayment, then the Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed.

SECTION I.4. LIENS. Except for liens and encumbrances, if any, listed on EXHIBIT B attached hereto or consented to in writing by or granted to the Mortgagee ("Permitted Encumbrances"), the Mortgagor will keep the Mortgaged Property free from all liens (other than liens for taxes, assessments and mechanics' liens not yet due and payable) and encumbrances of every nature whatsoever heretofore or hereafter arising and, upon written demand of the Mortgagee, the

Mortgagor will pay and procure the release of any such lien or encumbrances.

SECTION I.5. COMPLIANCE WITH LAW. The Mortgagor will promptly comply in all material respects with all present and future laws, ordinances, rules and regulations of any governmental authority affecting the Mortgaged Property unless the same is being diligently contested by the Mortgagor in good faith and by proper proceedings.

SECTION I.6. RIGHT OF THE MORTGAGEE TO ENTER. The Mortgagor will permit the Mortgagee and its agents to enter, and to authorize others to enter, upon any or all of the Land, at any time and from time to time, during normal business hours, to inspect the Mortgaged Property to perform or observe any covenants, conditions or terms hereunder which the Mortgagor shall fail to perform, meet or comply with, or for any other purpose in connection with the protection or preservation of the Mortgagee's security, without thereby becoming liable to the Mortgagor or any person in possession under the Mortgage.

SECTION I.7. RIGHT OF THE MORTGAGEE TO PERFORM. If the Mortgagor fails to pay all and singular any taxes, assessments, levies or other similar charges or encumbrances heretofore or hereafter assessed against the Mortgaged Property or fails to obtain the release of any lien or encumbrance (other than a Permitted Encumbrance) of any nature heretofore or hereafter arising upon the Mortgaged Property or fails to perform any other covenants and agreements contained in this Mortgage or if any action or proceeding is commenced which adversely affects or questions the title to or possession of the Mortgaged Property or the interest of the Mortgagor or the Mortgagee therein, then the Mortgagee, at the Mortgagee's option, without notice to the Mortgagor, may perform such covenants and agreements, investigate and defend against such action or proceeding, and take such other action as the Mortgagee deems necessary to protect the Mortgagee's interest. Any amounts disbursed by the Mortgagee pursuant to this Section 1.7, including without limitation court costs and expenses and attorneys' fees, with interest thereon, shall become additional indebtedness of the Mortgagor and shall be secured by this Mortgage. Such amount shall be payable upon written notice from the Mortgagee to the Mortgagor requesting payment thereof, and shall bear interest from the date of disbursement at the rate set forth in Section
4.1 of the Reimbursement Agreement or, if such rate is illegal or usurious, at the maximum rate then permitted by law. Nothing contained in this Section
1.7 shall require the Mortgagee to incur any expense or to do any act or thing hereunder.

SECTION I.8. ASSUMPTION. The Mortgagor shall not sell, assign, lease, convey, mortgage or otherwise encumber or dispose of either the legal or equitable title or both to all or any portion of the Mortgaged Property or any other interest therein without the prior written consent of the Mortgagee.

SECTION I.9. ASSIGNMENT OF RENTS. The Mortgagor does hereby sell, assign and transfer unto the Mortgagee (i) the immediate and continuing right to receive and collect all rents, income, issues and profits now due and which may hereafter become due under or by virtue of any lease or agreement (oral or written) for the leasing, subleasing, use or occupancy of all or any part of the Mortgaged Property now, heretofore or hereafter made or agreed to by the

Mortgagor, and (ii) all of such leases and agreements, together with all guarantees therefor and any renewals or extensions thereof, for the purpose of securing payment of the indebtedness of the Mortgagor under the Reimbursement Agreement and the documents related thereto.

The Mortgagor does hereby irrevocably appoint the Mortgagee its true and lawful attorney in its name, place and stead, with or without taking possession of the Mortgaged Property, to rent, lease, sublease, let or sublet all or any portion of the Mortgaged Property to any party or parties at such rental and upon such terms, as it in its discretion may determine, and to collect all of said avails, rents, income, issues and profits arising from or accruing at any time hereafter under each and all of such leases and agreements, with the same rights and powers and subject to the same immunities, exoneration of liability and rights of recourse and indemnity as the Mortgagee would have upon taking possession of the Mortgaged Property.

The Mortgagor represents and agrees that no rent has been or will be paid in advance by any persons in possession of all or any portion of the Mortgaged Property for a period of more than one month and that the payment of none of the rents to accrue for all or any portion of the Mortgaged Property has or will be waived, released, reduced or discounted, or otherwise discharged or compromised, by the Mortgagor. The Mortgagor waives any right of setoff against any person in possession of all or any portion of the Mortgaged Property. The Mortgagor represents that it has not assigned any of said rents or profits to any third party and agrees that it will not so assign any of said rents or profits without the prior written consent of the Mortgagee.

Nothing contained herein shall be construed as constituting the Mortgagee "a mortgagee in possession" in the absence of the taking of actual possession of the Mortgaged Property by the Mortgagee. In the exercise of the powers herein granted to the Mortgagee, no liability shall be asserted or enforced against the Mortgagee, all such liability being expressly waived and released by the Mortgagor.

The Mortgagor further agrees to assign and transfer to the Mortgagee all rents from future leases or subleases upon all or any part of the Mortgaged Property and to execute and deliver, immediately upon request of the Mortgagee, as such further assurances and assignments in the Mortgaged Property as the Mortgagee from time to time shall require.

Although it is the intention of the parties that this assignment of leases and rents shall be a present assignment, it is expressly understood and agreed that, anything herein contained to the contrary notwithstanding, the Mortgagee shall not exercise any of the rights and powers conferred upon it herein unless and until an Event of Default shall occur and nothing herein contained shall be deemed to affect or impair any rights which the Mortgagee may have under the Reimbursement Agreement, this Mortgage or any other document or agreement related hereto or thereto.

The Mortgagor acknowledges and agrees that this assignment of leases of rents, and the Mortgagee's rights and remedies hereunder, may be enforced by the Mortgagee throughout the entire redemption period provided by applicable law following any foreclosure sale of all or any portion of the Mortgaged Property.

At any time after the occurrence of an Event of Default, the Mortgagee, without in any way waiving such default, may:

     I. at the Mortgagee's option without notice to the Mortgagor and without regard to the adequacy of the security for the obligations of the Mortgagor under the Reimbursement Agreement, either in person or by agent, with or without any action or proceeding, or by a receiver appointed by a court of competent jurisdiction pursuant to Minnesota Statutes, Section 559.17, Subd. 2, peaceably take possession of the Mortgaged Property and have, hold, manage, lease, sublease and operate the same as a mortgagee in possession; or

     II. the Mortgagee, without taking possession of the Mortgaged Property, may sue for or otherwise collect and receive all rents, income and profits from the Mortgaged Property to which the Mortgagor would otherwise be entitled, including those past due and unpaid with full power to make from time to time all adjustments thereto, as may seem proper to the Mortgagee.

The Mortgagee shall not be obligated to perform or discharge, nor does it hereby undertake to perform or discharge, any obligation, duty or liability under any leases, sublease or rental agreements relating to the Mortgaged Property, and the Mortgagor shall and does hereby agree to indemnify and hold the Mortgagee harmless from and against any and all liability, loss or damage which it may or might incur under any such lease, sublease or agreement or under or by reason of the assignment of the rents thereof and from and against any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any of such leases, provided that the Mortgagor shall not indemnify and hold harmless the Mortgagee from any liability loss or damage resulting from acts or omissions of the Mortgagee which occur on or after the date the Mortgagee takes possession of the Mortgaged Property. Should the Mortgagee incur any liability, loss or damage by reason of this assignment of leases and rents, or in the defense of any claim or demand, except where such liability, loss, damage, claim or demand results from actions or omissions of the Mortgagee, the Mortgagor agrees to reimburse the Mortgagee for the amount thereof, including costs, expenses and attorney's fees, immediately upon demand.

The Mortgagee, or such agent or receiver, in the exercise of the rights and powers conferred upon it by this assignment of leases and rents shall have the full power to use and apply the avails, rents, issues, income and profits of the Mortgaged Property to which the Mortgagor would otherwise be entitled to the payment of or on account of the following in the order listed below:

     I.   Reasonable receiver's fees;

     II. Application of tenant security deposits as required by Minnesota Statutes, Section 504.20;

     III. Payment, when due, of prior or current real estate taxes or special assessments with respect to the Mortgaged Property, or the periodic escrow for the payment of the taxes or special assessments;

     IV. Payment, when due, of premiums for insurance of the type required by this Mortgage, or the periodic escrow for the payment of the premiums; and

     V.   All expenses for normal maintenance of the Mortgaged Property;

provided, however, that nothing herein shall prohibit the right to reinstate pursuant to Minnesota Statutes, Section 580.30, or the right to redeem granted pursuant to Minnesota Statutes, Sections 580.23 and 581.10.

Any excess cash remaining after paying the expenses listed in clauses (I) through (V) above shall be applied to the payment of the obligations of the Mortgagor under the Reimbursement Agreement and shall be deemed to be credited to the amount required to be paid to effect a reinstatement or redemption or, if the period of redemption ends without redemption, such remaining amounts shall be paid to the purchaser at the foreclosure sale, its successors or assigns.

The Mortgagor does further specifically authorize and instruct each and every present and future lessee, sublessee, tenant or subtenant of the whole or any part of the Mortgaged Property to pay all unpaid rental agreed upon in any lease or sublease to the Mortgagee upon receipt of demand from the Mortgagee so to pay the same.

Any tenants, subtenants or other occupants of all or any part of the Mortgaged Property are hereby authorized to recognize the claims of the Mortgagee hereunder without investigating the reason for any action taken by the Mortgagee, or the validity or the amount of indebtedness owing to the Mortgagee, or the occurrence or existence of any Event of Default, or the application to be made by the Mortgagee of any amounts to be paid to the Mortgagee. The sole signature of any officer or attorney of the Mortgagee shall be sufficient for the exercise of any rights under this assignment of leases and rents and the sole receipt of the Mortgagee for any sums received by such tenants, subtenants or other occupants shall be a full discharge and release therefor. Checks for all or any part of the rentals collected under this Assignment of Leases and Rents shall be drawn to the exclusive order of the Mortgagee.

SECTION I.10. FURTHER ASSURANCES. At any time and from time to time, upon request by the Mortgagee, the Mortgagor will make, execute and deliver or cause to be made, executed and delivered, to the Mortgagee, any and all other further instruments, certificates and other documents as may, in the reasonable opinion of the Mortgagee, be necessary or desirable in order to effectuate, complete or perfect, or to continue and preserve, the obligations of the Mortgagor hereunder and under the Reimbursement Agreement and the mortgage and security interest granted by this Mortgage. Upon any failure by the Mortgagor so to do, the Mortgagee may make, execute and record any and all such instruments, certificates and documents for and in the name of the Mortgagor and the Mortgagor hereby irrevocably appoints the Mortgagee its agent and attorney in fact of the Mortgagor so to do.

SECTION I.11. EXPENSES. The Mortgagor will pay or reimburse the Mortgagee for all attorney's fees, costs and expenses incurred by the Mortgagee in any legal proceeding or dispute of any kind in which the Mortgagee is made a party, or appears as party plaintiff or defendant, affecting the Indebtedness Secured Hereby, this Mortgage, the interest created herein or the Mortgaged Property, including but not limited to the exercise of the power of sale set forth in this Mortgage, any condemnation action involving the Mortgaged Property or any action to protect the security hereof and any such amounts paid by the Mortgagee shall be added to the indebtedness secured by this Mortgage.

SECTION I.12. BOOKS AND RECORDS; FINANCIAL STATEMENTS. The Mortgagor will keep and maintain full, true and accurate books of account adequate to reflect correctly the results of the operation of the Mortgaged Property, all of which books and records relating thereto shall be open to inspection by the Mortgagee or its representative during normal business hours.

SECTION I.13. HAZARDOUS SUBSTANCES. The Mortgagor warrants, covenants and represents that there does not exist in or under the Mortgaged Property any pollutant, toxic or hazardous waste or substance, or any other material the release or disposal of which is regulated by any law, regulation, ordinance or code related to pollution or environmental contamination, and, that no part of the Mortgaged Property was ever used for any industrial or manufacturing purpose or as a dump, sanitary landfill, or gasoline service station, and that there exists on the Mortgaged Property no storage tanks, electrical transformers or other equipment containing PCBs or material amounts of asbestos. The Mortgagor represents that it has received no summons, citations, directives, letters or other communications, written or oral, from any federal, state or local agency or department concerning the storing, releasing, pumping, pouring, emitting, emptying or dumping of any pollutant, toxic or hazardous waste or substance on the Mortgaged Property. Notwithstanding anything to the contrary contained herein, the Mortgagor shall be entitled to utilize hazardous substances at the Mortgaged Property in the ordinary course of its business provided the Mortgagor stores, uses and disposes of such hazardous substances in accordance with all applicable local, state and federal laws, rules and regulations.

The Mortgagor covenants and agrees that it shall not, nor shall it permit others to, use the Mortgaged Property for the business of generating, transporting, storing, treating or disposing of any pollutant, toxic or hazardous waste or substance, nor shall it either take or fail to take any action which may result in a release of any hazardous substance from or onto the Mortgaged Property. In addition to all rights of access granted the Mortgagee pursuant to Section 1.6 hereof, during the term of the loan contemplated hereby, the Mortgagee, or any authorized agent, contractor or representative of the Mortgagee, is hereby irrevocably authorized to enter upon the Mortgaged Property at any time and from time to time for the purpose of performing inspections, taking soil borings or other borings, or conducting any other tests or procedures on, in or about the Mortgaged Property as the Mortgagee deems necessary or appropriate to determine whether any hazardous or toxic substances, including without limitation asbestos or PCBs, are present on, under or about the Mortgaged Property.

The Mortgagor agrees to indemnify and to hold the Mortgagee harmless from any and all claims, causes of action, damages, penalties, and costs (including, but not limited to, attorneys' fees, consultants' fees and related expenses) which may be asserted against, or incurred by, the Mortgagee resulting from or due to release of any hazardous substance or waste on the Mortgaged Property or arising out of any injury to human health or the environment by reason of the condition of or past activity upon the Mortgaged Property. The Mortgagor's duty to indemnify and hold harmless includes, but is not limited to, proceedings or actions commenced by any person (including, but not limited to, any federal, state, or local governmental agency or entity) before any court or administrative agency. The Mortgagor further agrees that pursuant to its duty to indemnify under this section, the Mortgagor shall indemnify the Mortgagee against all expenses incurred by the Mortgagee as they become due and not waiting for the ultimate outcome of the litigation or administrative proceeding. The Mortgagor's obligations to indemnify and hold the Mortgagee harmless hereunder shall survive repayment of the Mortgage Amount and satisfaction or foreclosure of this Mortgage.

SECTION 1.14. TAX ESCROW. Upon request by the Mortgagee at any time after the occurrence of an Event of Default, the Mortgagor shall pay to the Mortgagee, on the day monthly installments of principal and/or interest are payable under the Reimbursement Agreement, a sum equal to one-twelfth (1/12th) of the annual taxes and assessments payable with respect to the Mortgaged Property, all as estimated initially and from time to time determined by the Mortgagee, to be applied by the Mortgagee to pay said taxes and assessments (such amounts being hereinafter referred to as the "Funds"). The Mortgagee shall apply the Funds to pay said taxes and assessments prior to the date that penalty attaches for non-payment. The Funds are hereby pledged as additional security for the Indebtedness Secured Hereby. No interest shall accrue on the Funds.

If the amount of the Funds held by the Mortgagee shall exceed at any time the amount deemed necessary by the Mortgagee to provide for the payment of taxes and assessments, such excess shall, at the option of the Mortgagee, either be promptly repaid to the Mortgagor or be credited to the Mortgagor on the next monthly installment of Funds due. If at any time the Funds are less than the amount deemed necessary by the Mortgagee to pay taxes and assessments as they fall due, the Mortgagor shall promptly pay to the Mortgagee any amount necessary to make up the deficiency upon written notice from the Mortgagee to the Mortgagor requesting payment thereof.

Upon the occurrence of an Event of Default, the Mortgagee may apply in any order as the Mortgagee shall determine in its sole discretion, any Funds held by the Mortgagee at the time of application to pay taxes and assessments which are then or will thereafter become due or as a credit against the Indebtedness Secured Hereby. Upon payment in full of all Indebtedness Secured Hereby, the Mortgagee shall promptly refund to the Mortgagor any Funds held by the Mortgagee.

                                   ARTICLE II.

                   INSURANCE, CONDEMNATION AND USE OF PROCEEDS

SECTION II.1. INSURANCE. Until the Indebtedness Secured Hereby has been paid in full, the Mortgagor shall obtain and maintain the following:

     (1) The Mortgagor shall keep the buildings, structures, fixtures and other improvements now existing or hereafter erected on the Land insured against loss by fire, vandalism, and malicious mischief, perils of extended coverage, and such other hazards, casualties and contingencies as may be specified by the Mortgagee, in an amount not less than the greater of (a) the full replacement cost thereof and (b) the full insurable value thereof, which in no event shall be less than the amount of Indebtedness Secured Hereby, and naming the Mortgagee as mortgagee and loss payee. The Mortgagor shall also maintain rent loss or business interruption insurance with respect to such exposures and perils in an amount sufficient to enable the Mortgagor to make the required monthly payments under the Reimbursement Agreement, to pay taxes and insurance and to continue operations during an assumed reconstruction period of one (1) year, naming the Mortgagee as mortgagee and loss payee. The Mortgagor shall also maintain comprehensive general public liability insurance providing for limits of coverage of not less than $1,000,000 combined single limit coverage, and naming the Mortgagee as an additional insured. The Mortgagor shall also maintain such insurance as is required by the Reimbursement Agreement.

     (2) All insurance shall be carried in companies licensed to do business in the State of Minnesota and approved by the Mortgagee and the policies and renewals thereof shall (i) contain a waiver of defense based on coinsurance, (ii) be constantly assigned and pledged to and held by the Mortgagee as additional security for the Indebtedness Secured Hereby, (iii) have attached thereto loss-payable clauses in favor of and in form acceptable to the Mortgagee, and (iv) provide that the Mortgagee shall receive at least thirty (30) days' prior written notice of cancellation or any substantial modification of the policy. In default thereof, the Mortgagee may effect any insurance required to be maintained by the Mortgagor pursuant to this Section 2.1 and the amount paid therefor shall become immediately due and payable with interest at the rate set forth in
     Section 4.1 of the Reimbursement Agreement, or, if such rate is illegal or usurious, at the maximum rate permitted by law, and shall be secured by this Mortgage. In the event of loss or damage to the Mortgaged Property, the Mortgagor will give immediate written notice thereof to the Mortgagee, who may make proof of loss or damage if not made promptly by the Mortgagor. The Mortgagor hereby authorizes the Mortgagee to settle and compromise all claims on such policies and hereby authorizes and directs each insurance company concerned to make payment for any such loss to the Mortgagor and the Mortgagee jointly. In the event of foreclosure of this Mortgage, all right, title and interest of the Mortgagor in and to any property insurance policies then in force shall pass to the purchaser at the foreclosure sale.

SECTION II.2. CONDEMNATION. The Mortgagor shall give the Mortgagee immediate written notice of the actual or threatened commencement of any proceedings under condemnation or eminent domain affecting all or any part of the Mortgaged Property or any easement therein or appurtenance thereof. If all or any part of the Mortgaged Property is damaged, taken or acquired, either temporarily or permanently, in any condemnation proceeding, or by exercise of the right of eminent domain, the amount of any award or other payment for such taking, acquisition or damages made in consideration thereof, to the extent of the full amount of the remaining unpaid indebtedness secured by this instrument, is hereby assigned to the Mortgagee, who is empowered to collect and receive the same and to give proper receipts therefor in the name of the Mortgagor and the same shall be paid forthwith to the Mortgagee, to be applied to the Indebtedness Secured Hereby, and any excess shall be paid to the Mortgagor. Provided no Event of Default has occurred and is then continuing, the Mortgagor shall be entitled to settle and compromise all claims for condemnation awards (to be applied in accordance with the terms of the immediately preceding sentence) where the amount claimed is less than $50,000.

SECTION II.3. THE MORTGAGOR TO REPAIR, REPLACE, REBUILD OR RESTORE. If any Indebtedness Secured Hereby is outstanding when all or any part of the Mortgaged Property is destroyed or damaged, unless the Mortgagee elects, at its option, which option is hereby irrevocably granted by the Mortgagor to the Mortgagee, to deposit such proceeds in the cash collateral account established pursuant to the terms of the Reimbursement Agreement, to be applied pursuant to the terms of the Reimbursement Agreement:

     (1) the Mortgagor shall either deposit such proceeds in the cash collateral account established pursuant to the terms of the Reimbursement Agreement, to be applied pursuant to the terms of the Reimbursement Agreement, or proceed promptly, subject to the provisions of subsection (2) of this Section 2.3, to replace, repair, rebuild and restore the Mortgaged Property to substantially the same condition as existed before the taking or event causing the damage or destruction;

     (2) all proceeds of any insurance claim shall be paid directly to the Mortgagee. The Mortgagee shall apply the proceeds, less such sum, if any, required for payment of all expenses incurred in collecting the same (the "Net Proceeds"), to payment of the costs of repair, replacement, rebuilding or restoration of the Mortgaged Property upon compliance with such construction and disbursement terms as the Mortgagee may deem reasonably necessary, including deposit by the Mortgagor with the Mortgagee of such funds of the Mortgagor as may be required to insure payment of all costs of rebuilding, restoration, repair or replacement. If such deposit is not made when requested by the Mortgagee, or if an Event of Default occurs while the Mortgagee is retaining the Net Proceeds, the Mortgagee may apply the Net Proceeds to the Indebtedness Secured

     Hereby. The balance of the Net Proceeds remaining after payment of all costs of any repair, rebuilding, replacement or restoration of the Mortgaged Property shall be applied as a prepayment of the Indebtedness Secured Hereby, and any excess shall be paid to the Mortgagor; and

     (3) the Mortgagor shall not, by reason of the payment of any costs of repair, rebuilding, replacement or restoration, be entitled to any reimbursement from the Mortgagee or any abatement or diminution of the amounts payable under the Reimbursement Agreement or on any other Indebtedness Secured Hereby.

Notwithstanding the foregoing, and provided no Event of Default has occurred and is then continuing, the Mortgagor shall be entitled to directly apply insurance proceeds to the repair, replacement, rebuilding or restoration of the Mortgaged Property as long as such damage or destruction is in an amount of less than $50,000.

                                  ARTICLE III.

                                    REMEDIES

SECTION III.1. REMEDIES. Upon the occurrence of an Event of Default or at any time thereafter, the Mortgagee may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it under applicable law or any document related hereto):

     (1) the Mortgagee shall be entitled to seek immediate appointment of a receiver for the Mortgaged Property; and

     (2) the Mortgagee may foreclose this Mortgage by action or advertisement upon written notice thereof to the Mortgagor, and the Mortgagor hereby authorizes the Mortgagee to do so, power being herein expressly granted to sell the Mortgaged Property at public auction without any prior hearing thereof and to convey the same to the purchaser, in fee simple, pursuant to the statutes of Minnesota in such case made and provided and, out of the proceeds arising from such sale, to pay all Indebtedness Secured Hereby with interest, and all legal costs and charges of such foreclosure and the maximum attorney's fees permitted by law, which costs, charges and fees the Mortgagor herein agrees to pay, and to pay the surplus, if any, to the Mortgagor, its successors or assigns; and

     (3) the Mortgagee may exercise any of the remedies made available to a secured party under the Uniform Commercial Code in effect in the State of Minnesota, or other applicable law, with respect to any of the Mortgaged Property which constitutes personal property, including without limitation the right to take possession thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Mortgagor hereby waives), and the right to sell, lease or otherwise dispose of or use any or all of such personal property. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place designated by the Mortgagee which is reasonably convenient to both the Mortgagor and the Mortgagee. If notice to the Mortgagor of any intended disposition of any of the Mortgaged Property constituting personal property or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 4.2 hereof) at least ten (10) calendar days prior to the date of intended disposition or other action.

In the event of a sale under this Mortgage, whether by virtue of judicial proceedings or otherwise, the Mortgaged Property may, at the option of the Mortgagee, be sold as one parcel and as an entirety or in such parcels, manner and order as the Mortgagee in its sole discretion may elect.

SECTION III.2. PURCHASE OF MORTGAGED PROPERTY. In case of any sale of the Mortgaged Property pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Mortgage, the Mortgagee, its successors and assigns, may become the purchaser, and for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use the Reimbursement Agreement and any claims for interest, late charges and prepayment premiums matured and unpaid thereon, together with any other Indebtedness Secured Hereby, if any, in order that there may be credited as paid on the purchase price the sum, or any part thereof, then due under the Reimbursement Agreement, including principal thereof and interest, late charges and prepayment premiums, if any, thereon, and any other Indebtedness Secured Hereby.

                                   ARTICLE IV.

                                  MISCELLANEOUS

SECTION IV.1. SUCCESSORS AND ASSIGNS. The covenants and agreements contained herein, including, without limitation, the provision of Section 1.8 hereof, shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of the Mortgagor and the Mortgagee, including among the Mortgagor's assigns any purchasers or transferees of the Mortgaged Property.

SECTION IV.2. NOTICES. Any notice, request, demand or other communication permitted or required hereunder shall be deemed duly given if delivered or mailed postage prepaid, certified or registered, addressed to the address of such party on page 2 of this Mortgage.

SECTION IV.3. HEADINGS. The headings of the sections contained herein are for convenience only and are not to be construed to be a part of or limit or affect the terms hereof.

SECTION IV.4. EXPENSES. The Mortgagor shall reimburse the Mortgagee and any participant, upon demand, for all reasonable costs and expenses, including without limitation attorneys' fees, appraisal fees, survey fees, closing charges, documentary or tax stamps, recording and filing fees, insurance premiums and service charges, paid or incurred by the Mortgagee in connection with (i) the preparation, negotiation, approval, execution and delivery of the Reimbursement Agreement, this Mortgage and any other documents and instruments related hereto or thereto; (ii) the servicing of the loan contemplated by the Reimbursement Agreement; (iii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments or modifications; and (iv) the enforcement by the Mortgagee during the term hereof or thereafter of any of the rights or remedies of the Mortgagee or any participant hereunder or under any of the foregoing documents, instruments or agreements, including without limitation costs and expenses of collection, whether or not suit is filed with respect thereto and whether such costs are paid or incurred, or to be paid or incurred, prior to or after entry of judgment.

SECTION IV.5. DEFINITIONS. As used herein, the term "Event of Default" shall have the meaning assigned to such term in the Reimbursement Agreement.

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered to the Mortgagee as of the day and year first above written.

                                       HEI, INC.

                                       By:
                                          -------------------------------------
                                          Its:
                                              ---------------------------------


                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------

STATE OF MINNESOTA       )
                         ) ss
COUNTY OF                )


The foregoing instrument was acknowledged before me this ____ day of March, 1996, by _________________________, the ________________, and by
_________________________, the _____________________, of HEI, Inc., a Minnesota
corporation, for and on behalf of said corporation.

                                      -----------------------------------------
                                      Notary Public

                                    EXHIBIT A

                               (Legal Description)

Lot 2, Block 1, Point Victoria, according to the recorded plat thereof, Carver County, Minnesota.

                                    EXHIBIT B

                            (Permitted Encumbrances)


1.  Easement for utilities and drainage as shown on the recorded plat.

2. The former County Highway No. 113 adjacent to subject property has been revoked as a county highway and is now under the jurisdiction of the City of Victoria, a shown by Resolution Revoking County Highway dated April 25, 1989, filed May 23, 1989 as Document No. T61038.

                            SECURITY AGREEMENT


THIS SECURITY AGREEMENT, is made as of this 1st day of April, 1996, by HEI, INC., a Minnesota corporation ("Debtor"), in favor of NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association ("Secured Party").

In order to secure the payment and performance of Debtor of all of its obligations under and pursuant to that certain Reimbursement Agreement of even date herewith (the "Reimbursement Agreement") by and between Debtor and Secured Party (such obligations are herein collectively referred to as the "Secured Obligations"), Debtor hereby agrees as follows:

1. SECURITY INTEREST AND COLLATERAL. In order to secure the payment and performance of the Secured Obligations, Debtor hereby grants to Secured Party a security interest (herein called the "Security Interest") in and to the following property (hereinafter collectively referred to as the "Collateral"):

          any and all equipment now owned or hereafter acquired by the Debtor and wherever located,

together with all substitutions and replacements for and products and proceeds of any of the foregoing property and all accessories, attachments, parts, accessions and repairs now or hereafter attached or affixed to or used in connection with any such equipment.

2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Debtor hereby represents and warrants to, and covenants and agrees with, Secured Party as follows:

     (a) The Collateral will be used primarily for business purposes. The Collateral shall be located within the State of Minnesota.

     Debtor's chief executive office is located at 1495 Steiger Lake Lane, Victoria, Minnesota, and it keeps and will keep all of its books and records with respect to all of its accounts at such address.

     (b) If any part or all of the Collateral will become so related to particular real estate as to become a fixture, the Debtor will promptly advise the Secured Party as to real estate concerned and the record owner thereof and execute and deliver any and all instruments necessary to perfect the Security Interest therein and to assure that such Security Interest will be prior to the interest therein of the owner of the real estate.

     (c) During the preceding one (1) year Debtor has not changed its name or operated or conducted business under any trade name or "d/b/a" which is different from its corporate name. Debtor shall promptly notify Secured Party of any change in such name or if it operates or conducts business under any trade name or "d/b/a" which is different from such name.

     (d) Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter acquired or arising) and will maintain absolute title to each item of Collateral free and clear of all security interests, liens and encumbrances, except the Security Interest, liens granted to secure the acquisition of items of Collateral (other than items of Collateral acquired through proceeds of the Reimbursement Agreement), capitalized leases, and such other liens and encumbrances as are consented to in writing by Secured Party (the Security Interest and such other liens and encumbrances are hereinafter collectively referred to as the "Permitted Interests"), and will defend the Collateral against all claims or demands of all persons other than Secured Party and those holding Permitted Interests. Debtor will not sell or otherwise dispose of the Collateral or any interest therein where the book value of such Collateral is greater than $5,000 without the prior written consent of Secured Party.

     (e) Debtor will not permit any Collateral to be located in any state (and, if a county filing is required, in any county) in which a financing statement covering such Collateral is required to be, but has not in fact been, filed.

     (f) Debtor will (i) promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest; (ii) keep all Collateral free and clear of all security interests, liens and encumbrances except the Permitted Interests; (iii) at all reasonable times, permit Secured Party or its representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor's books and records pertaining to the Collateral and its business and financial condition; (iv) keep accurate and complete records pertaining to the Collateral and pertaining to Debtor's business and financial condition and will submit to Secured Party such periodic reports concerning the Collateral and Debtor's business and financial condition as Secured Party may from time to time reasonably request; (v) promptly notify Secured Party of any loss or material damage to any Collateral; (vi) at all times keep all Collateral insured against risks of fire (including so called extended coverage), theft and such other risks and in such amounts as Secured Party may reasonably request, with any loss payable to Secured Party to the extent of its interest and notify the Secured Party in writing of any loss or damage to the Collateral or any part; (vii) from time to time execute such financing statements as Secured Party may reasonably deem required to be filed in order to perfect the Security Interest and, if any Collateral is covered by a certificate of title, execute such documents as may be required to have the Security Interest properly noted on a certificate of title; (viii) pay when due or reimburse Secured Party on demand for all costs of collection of any of the Secured Obligations and all other out-of-pocket expenses (including in each case all attorneys' fees) incurred by Secured Party in connection with the creation, perfection, satisfaction or enforcement of the Security Interest or the execution or creation, continuance or enforcement of this Agreement or any or all of the Secured Obligations including expenses incurred in any litigation or bankruptcy or insolvency proceedings; (ix) execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party's rights under this Agreement; (x) not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance; and (xi) not permit any Collateral to become part of or to be affixed to any real property, without first assuring to the reasonable satisfaction of Secured Party that the Security Interest will be prior and senior to any interest or lien then held or thereafter acquired by any mortgagee of such real property or the owner or purchaser of any interest therein. If Debtor at any time fails to perform or observe any agreement contained in this Section 2(f), and if such failure shall continue for a period of ten (10) calendar days after Secured Party gives Debtor written notice thereof (or, in the case of the agreements contained in clauses (vi) and (vii) of this Section 2(f), immediately upon the occurrence of such failure, without notice or lapse of time) Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Secured Party's option, in Secured Party's own name) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances (other than Permitted Interests), the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation or insurance); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, Debtor shall thereupon pay Secured Party on demand the amount of all moneys expended and all costs and expenses (including attorneys' fees) incurred by Secured Party in connection with or as a result of Secured Party's performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the rate set forth in Section 4.1 of the Reimbursement Agreement or, if such rate is illegal or usurious, at the maximum rates permitted by law. To facilitate the performance or observance by Secured Party of such agreements of Debtor, Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 2.

3. ASSIGNMENT OF INSURANCE. Debtor hereby assigns to Secured Party, as additional security for the payment of the Secured Obligations, any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Debtor under or with respect to, any and all policies of insurance covering the Collateral, and Debtor hereby directs the issuer of any such policy to pay any such moneys to the Secured Party. Before and upon the occurrence of an Event of Default (as that term is defined in the Reimbursement Agreement), and at any time thereafter, Secured Party may

(but need not) in its own name or in Debtor's name, execute and deliver proofs of claim, receive all such moneys (subject to Debtor's rights), endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Notwithstanding the foregoing, and provided no Event of Default has occurred and is then continuing, Debtor shall be entitled to directly settle and compromise claims where the amount of the claim is less than $10,000 without the consent of Secured Party.

4. REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Secured Party may exercise any one or more of the following rights or remedies if any or all of the Secured Obligations are not paid when due:
(i) exercise and enforce any or all rights and remedies available after default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Debtor hereby expressly waives), and the right to sell, lease or otherwise dispose of or use any or all of the Collateral; (ii) Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties; and (iii) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor or against any other person or property. If notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 5 hereof) at least ten (10) calendar days prior to the date of intended disposition or other action.

5. MISCELLANEOUS. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party's rights or remedies. All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party's option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. All notices to be given to Debtor shall be deemed sufficiently given if deposited in the United States mails, registered or certified, postage prepaid, or personally delivered to Debtor at its address set forth in Section 2(a) hereof. Secured Party's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safe keeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against any other party, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective heirs, representatives, successors and assigns and shall take effect when signed by Debtor and delivered to Secured Party, and Debtor waives notice of Secured Party's acceptance hereof. Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. Except to the extent otherwise required by law, this Agreement shall be governed by the laws of the State of Minnesota and, unless the context otherwise requires, all terms used herein which are defined in Articles 1 and 9 of the Uniform Commercial Code, as in effect in said state, shall have the meanings therein stated. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Secured Obligations.

IN WITNESS WHEREOF, Debtor has executed and delivered to Secured Party this Security Agreement as of the day and year first above written.

                                   HEI, INC.


                                   By:
                                      --------------------------
                                      Its:
                                          ----------------------

                                   By:
                                      --------------------------
                                      Its:
                                          ----------------------